                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )*



                                  ACTV, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   00088E104
--------------------------------------------------------------------------------
                                (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [x]     Rule 13d-1(c)

        [ ]     Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              Tudor Investment Corporation
              22-2514825
--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization      Delaware

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power       1,413,400
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power  1,413,400

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,413,400

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 5.0%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     CO

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              Paul Tudor Jones, II

--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization           USA

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power       1,519,300
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power  1,519,300

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person  1,519,300

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 5.3%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     IN

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              Tudor BVI Futures, Ltd.

--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization     British Virgin Islands

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power         468,700
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power    468,700

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person    468,700

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 1.7%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     CO

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              Tudor Proprietary Trading, L.L.C.
              13-3720063
--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization      Delaware

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power         105,900
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power    105,900

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person    105,900

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 0.4%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     OO

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              The Raptor Global Fund L.P.
              13-3735415
--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization      Delaware

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power         225,300
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power    225,300

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person    225,300

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 0.8%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     PN

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              The Raptor Global Fund Ltd.

--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization     Cayman Islands

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power         714,800
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power    714,800

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person    714,800

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 2.5%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     CO

--------------------------------------------------------------------------------

CUSIP No.  00088E104
           ---------
--------------------------------------------------------------------------------
     1)  Names of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
              The Upper Mill Capital Appreciation Fund Ltd.

--------------------------------------------------------------------------------
     2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a)  [_]
                                                                        (b)  [x]
--------------------------------------------------------------------------------
     3)  SEC Use Only

--------------------------------------------------------------------------------
     4)  Citizenship or Place of Organization     Cayman Islands

--------------------------------------------------------------------------------
                  (5)   Sole Voting Power                 0

                  --------------------------------------------------------------
Number of Shares  (6)   Shared Voting Power           4,600
Beneficially
Owned by Each     --------------------------------------------------------------
Reporting Person  (7)   Sole Dispositive Power            0
With
                  --------------------------------------------------------------
                  (8)   Shared Dispositive Power      4,600

--------------------------------------------------------------------------------
     9)  Aggregate Amount Beneficially Owned by Each Reporting Person      4,600

--------------------------------------------------------------------------------
    10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
--------------------------------------------------------------------------------
    11)  Percent of Class Represented by Amount in Row 9                 0.0%

--------------------------------------------------------------------------------
    12)  Type of Reporting Person (See Instructions)                     CO

--------------------------------------------------------------------------------

ITEM 1(a).  Name of Issuer:

            ACTV, Inc.


ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            1270 Avenue of the Americas
            New York, New York 10020


ITEM 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            Tudor BVI Futures, Ltd. ("Tudor BVI")
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Raptor Global Fund L.P. ("Raptor L.P.")
            The Raptor Global Fund Ltd. ("Raptor Ltd.")
            The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")


ITEM 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC, TPT, and Raptor L.P.
            is:

                600 Steamboat Road
                Greenwich, CT 06830


            The principal business office of Mr. Jones is:

                c/o Tudor Investment Corporation
                600 Steamboat Road
                Greenwich, CT 06830


            The principal business office of each of Tudor BVI, Raptor Ltd. and Upper Mill is:

                c/o CITCO
                Kaya Flamboyan 9
                Curacao, Netherland Antilles


ITEM 2(c).  Citizenship:

            TIC is a Delaware corporation
            Tudor BVI is a company organized under the laws of the British
              Virgin Islands
            Mr. Jones is a citizen of the United States
            Raptor L.P. is a Delaware limited partnership
            TPT is a Delaware limited liability company
            Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands


ITEM 2(d).  Title of Class of Securities:

            Common Stock


ITEM 2(e).  CUSIP Number:

            00088E104

 ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [  ] Broker or Dealer registered under section 15 of the Act
     (b)  [  ] Bank as defined in section 3(a)(6) of the Act
     (c)  [  ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
     (h)  [  ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP.

     (a) Amount Beneficially Owned:  See Item 9 of cover pages

     (b) Percent of Class:  See Item 11 of cover pages

     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote                  See Item 5 of cover pages

        (ii)  shared power to vote or to direct the vote                See Item 6 of cover pages

        (iii) sole power to dispose or to direct the disposition of     See Item 7 of cover pages

        (iv)  shared power to dispose or to direct the disposition of   See Item 8 of cover pages

ITEM 5.  Ownership of Five Percent or Less of a Class.

                Not applicable

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parents Holding Company.

                Not applicable

ITEM 8.  Identification and Classification of Members of the Group.

                See cover pages

ITEM 9.  Notice of Dissolution of Group.

                Not applicable

ITEM 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Dated:  December 8, 1998


                              TUDOR INVESTMENT CORPORATION


                              By:       /s/ Andrew S. Paul
                                  -------------------------------------
                                  Andrew S. Paul
                                  Managing Director and General Counsel


                                  /s/ Paul Tudor Jones, II
                              -----------------------------------------
                                  Paul Tudor Jones, II



                              TUDOR BVI FUTURES, LTD.

                              By: Tudor Investment Corporation,
                                  Trading Advisor


                                  By:          /s/ Andrew S. Paul
                                      -------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel

                              TUDOR PROPRIETARY TRADING, L.L.C.


                              By:       /s/ Andrew S. Paul
                                  -------------------------------------
                                  Andrew S. Paul
                                  Managing Director and General Counsel



                              THE RAPTOR GLOBAL FUND L.P.

                              By: Tudor Investment Corporation,
                                  General Partner


                                  By:          /s/ Andrew S. Paul
                                      -------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel



                              THE RAPTOR GLOBAL FUND LTD.

                              By: Tudor Investment Corporation,
                                  Investment Advisor


                                  By:          /s/ Andrew S. Paul
                                      -------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel



                              THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                      By:  Tudor Investment Corporation,
                                           Sub-Investment Manager


                                      By:    /s/ Andrew S. Paul
                                          -------------------------------------
                                          Andrew S. Paul
                                          Managing Director and General Counsel